Exhibit 10.4

KELLY SERVICES, INC.
NON-EMPLOYEE DIRECTORS DEFERRED COMPENSATION PLAN
(EFFECTIVE MAY 10, 2017)

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7.3	Powers of Plan Administrator	9
7.4	Limitation of Liability	9
7.5	Claims Procedures	9
7.6	Withholding of Taxes	10
7.7	Distributions Upon Termination of Plan	10
7.8	Compliance with Section 409A of the Code	10
ARTICLE 8 MISCELLANEOUS		11
8.1	Unfunded Plan	11
8.2	Spendthrift Provision	11
8.3	Employment Rights	11
8.4	Amendment or Termination	11
8.5	No Fiduciary Relationship Created	11
8.6	Obligations to Employer	12
8.7	Receipt of Release	12
8.8	No Warranty or Representation	12
8.9	Construction	12
8.10	Governing Law	12
8.11	Counterparts	12
8.12	Expenses	12

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KELLY SERVICES, INC.
NON-EMPLOYEE DIRECTORS DEFERRED COMPENSATION PLAN

ARTICLE I

ESTABLISHMENT AND RESTATEMENT OF THE PLAN

Kelly Services, Inc. established, effective as of May 10, 2017, the Kelly Services, Inc. Non-Employee Directors Deferred Compensation Plan on the terms and conditions hereinafter set forth. Such Plan provides non-employee directors with the opportunity to defer portions of all fees payable to non-employee directors in accordance with the provisions of the Plan. Pursuant to a resolution approved by the Board on August 7, 2017, that allowed for the Plan to be amended and restated to allow for separate deferral percentages to be applied against the amount of cash and Common Stock that can be deferred, respectively. The Plan is intended to be a non-qualified deferred compensation arrangement in compliance with Section 409A of the Code, as stated in Section 7.8.

ARTICLE 2

DEFINITIONS
The following terms shall have the following meanings described in this Article unless the context clearly indicates another meaning. All references in the Plan to specific Articles or Sections shall refer to Articles or Sections of the Plan unless otherwise stated.

2.1    Account means the record established for each Participant in accordance with Section 5.1, which may include sub-accounts, at the discretion of the Plan Administrator.

2.2.    Beneficiary or Beneficiaries means the person or persons, including one or more trusts, designated by a Director in accordance with this Plan to receive payments of the remaining balance of the Director's Account in the event of the death of the Director prior to the Director's receipt of the entire amount credited to his Account.

2.3    Beneficiary Designation Form means the form established from time to time by the Committee that a Director completes, signs and returns to the Company.

2.4    Board means the Board of Directors of the Company.

2.5    Change in Control means the occurrence of a "change in the ownership," a "change in the effective control" or a "change in the ownership of a substantial portion of the assets" of Kelly Services, Inc. within the meaning of Section 409A of the Code.

2.6    Code means the Internal Revenue Code of 1986, as amended.

2.7    Commencement Date means the date a Participant's Account becomes payable in accordance with Section 6.1.

2.8    Committee means the Company's Compensation Committee of the Board, or its designee.

2.9    Common Stock means a share of Class A common stock, par value 1.00 per share of the Company.

2.10    Company means Kelly Services, Inc. and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of Kelly Services, Inc. with any other corporation, limited liability company, joint venture, partnership or other entity or entities.

2.11    Deferred Compensation means a portion of the Participant's Director Fees allocated to the Participant's Account in accordance with Section 4.1 of the Plan.

2.12    Director means any individual who is a member of the Board and who is not an employee of the Company or its subsidiaries or affiliates, but shall not include a non-resident alien, unless the Plan Administrator states otherwise.

2.13    Director Fees means the annual cash retainer for Board and committee service, special assignment fee, meeting fees, committee chair or lead director fees, and other cash and Common Stock payable to a Participant for service to the Company as a Director, including the portion of the annual retainer payable in the form of Common Stock pursuant to the Non-Employee Directors Stock Plan or the Equity Incentive Plan.

2.14    Election Agreement means the agreement entered into by a Participant in the manner determined by the Company (including, but not limited to, written agreement, or other electronic medium using a third-party administrator, or any combination thereof) pursuant to which the Director becomes a Participant in the Plan and selects Deferred Compensation and the period over which such amounts and investment return thereon will be distributed, or pursuant to which a Participant ceases the effectiveness of an Election Agreement with respect to Director Fees payable for services rendered in a subsequent Plan Year. The Commencement Date as defined in Section 6.1 and the form of payment pursuant to Section 6.2 selected on a Participant's first Election Agreement shall apply to all Deferred Compensation, unless a change is made pursuant to Section 6.3, which will also be effective for all Deferred Compensation.

2.15    MRP means the Kelly Services, Inc. Management Retirement Plan.

2.16    Participant means any Director who (i) at any time elected to defer the receipt of Director Fees in accordance with the Plan and (ii) in conjunction with his or her Beneficiary, has not received a complete payment of the vested amount credited to his or her Account.

2.17    Plan means the Kelly Services, Inc. Non-Employee Directors Deferred Compensation Plan.

2.18    Plan Administrator means the Compensation Committee, to the extent that the Committee is comprised of at least two members of the Board who satisfy the "non-employee director" definition set forth in Rule l 6b-3, or its delegate or delegates appointed to administer the Plan.

2.19    Plan Year means the period beginning on January I and ending on December 31 of each year.

2.20    Separation from Service means the Participant's termination as a director of the Company that constitutes a "separation from service" within the meaning of Section 409A of the Code.

2.21    Subsequent Payment Election has the meaning given to such term in Section 6.3 hereof.

2.22    Valuation Date means the last business day of each calendar month or such other dates as determined by the Plan Administrator .

2.23    Year of Service means the approximately 12-month period beginning on the date of an annual shareholders' meeting of the Company and ending on the day before the Company's annual shareholders' meeting of the next following year, during which an individual serves as a Director.

ARTICLE 3

PARTICIPATION AND YEARS OF SERVICE

3.1    Eligibility. All Directors shall be eligible to participate in the Plan, commencing as provided in this Section 3.I. For the Year of Service commencing in 2017, Directors holding such position as of the 2017 annual shareholders' meeting are eligible to participate in the Plan and only with respect to Director Fees payable for services for the Year of Service commencing on such date. For the Year of Service commencing in 2018 and for each Year of Service thereafter, Directors holding such position as of December I preceding each Year of Service are eligible to participate in the Plan with respect to Director Fees for services for the Year of Service commencing in the immediately succeeding Plan Year. Directors who are elected to serve on or after the commencement of a Year of Service can be eligible to participate in the Plan for Director Fees payable for services rendered after the Election Agreement is irrevocably filed, as provided in Section 4.2(a).

3.2    Participation. A Director shall become a Participant as of the date he or she satisfies the eligibility requirements of Section 3.1 and with respect to Deferred Compensation, completes all administrative forms required by the Plan Administrator in the manner determined by the Company (including, but not limited to, written forms provided by the Plan Administrator, or other electronic medium using a third-party administrator, or any combination thereof). An individual's entitlement to defer Director Fees shall cease with respect to the Year of Service following the calendar year in which he or she ceases to be a Director, although such individual shall continue to be subject to all of the terms and conditions of the Plan for as long as he or she remains a Participant.

ARTICLE 4

BENEFITS

4.1    Deferred Compensation. A Participant may elect to have his or her Director Fees deferred in any whole percentage of up to I 00%, of the Participant's Director Fees for services rendered during each Year of Service (or such other percentage as specified by the Plan Administrator) and to have that amount credited to his or her Account as Deferred Compensation. An Election Agreement can allow for the designation of a different percentage to defer the cash and Common Stock components of Directors Fees payable with respect to each Year of Service. Amounts deferred under the Plan are subject to applicable tax withholding. A Participant shall at all times have a fully vested interest in his or her Deferred Compensation and the earnings allocable thereto. Deferred Compensation shall be credited to a Participant's Account as of the dates specified by the Plan Administrator.

4.2    Election Procedures.

(a)    Except as provided in Section 4.2(t), a Director who has not previously participated in the Plan must complete and submit an irrevocable Election Agreement to the Plan Administrator in the manner determined by the Company (including, but not limited to, written agreement, or other electronic medium using a third-party administrator, or any combination thereof) no later than thirty (30) days following the date on which such Director first becomes eligible to participate in the Plan under Section 3 in order to become a Participant in the Plan Year in which the Director first becomes eligible. Such Election Agreement shall set forth the amount of Director Fees, if any, the Participant wishes to defer into the Plan under Section 4.1 and the time and manner of payment. An Election Agreement made under this Section 4.2(a) will remain in effect until a new Election Agreement made by the Participant under Section 4.2(c) has become irrevocable or until the deferral election made pursuant to the Election Agreement hereunder is otherwise cancelled in accordance with Section 4.2(e). All Election Agreements made by a newly eligible Director after such thirty (30)-day period and all Election Agreements made by an Director who is treated as previously having participated in the Plan must be made in accordance with Section 4.2(c). An Election Agreement can provide for the designation of a different percentage to defer the cash and Common Stock components of Directors Fees payable with respect to each Year of Service, which would include the portion of the annual retainer payable in the form of Common Stock pursuant to the Non-Employee Directors Stock Plan or Equity Incentive Plan. Once the Election Agreement becomes irrevocable under this Section 4.2(a), a Participant may modify the time and manner of payment of his or her Account subject to such Election Agreement only in accordance with Section 6.3.

For this purpose, a Director is treated as not having previously participated in the Plan if as of the date he or she is eligible to participate, he or she is not eligible to participate in an "aggregated plan," as defined pursuant to Section 409A of the Code, of the Company or any affiliate and has not previously been eligible to participate in the Plan or an "aggregated plan."

(b)    A newly eligible Participant's Election Agreement with respect to the deferral of Director Fees that is made with the Plan Administrator in accordance with Section 4.2(a) shall be effective only as to Director Fees payable with respect to services rendered by the Participant after the date the Election Agreement becomes irrevocable. An Election Agreement made under this Section 4.2(b) will remain in effect until a new Election Agreement made by the Participant under Section 4.2(c) has become irrevocable or until the deferral election made pursuant to the Election Agreement hereunder is otherwise cancelled in accordance with Section 4.2(e).

(c)    A Participant who is not eligible to make an Election Agreement under Section 4.2(a) may make an Election Agreement with respect to the deferral of Director Fees at any time in accordance with this Section 4.2(c) by completing and submitting an Election Agreement to the Plan Administrator in the manner determined by the Company (including, but not limited to, written agreement, or other electronic medium using a third-party administrator, or any combination thereof). The Election Agreement with respect to the deferral of Director Fees shall become irrevocable on December 31 of the Plan Year in which it is submitted to the Plan Administrator and shall only apply to Director Fees earned for the Year of Service commencing in the immediately following Plan Year. An Election Agreement made under this Section 4.2(c) by a Participant will remain in effect until a new Election Agreement made by the Participant under this Section 4.2(c) has become irrevocable or until the deferral election made pursuant to the Election Agreement hereunder is otherwise cancelled in accordance with Section 4.2(e). Once the Election Agreement becomes irrevocable under this Section 4.2(c), a Participant may modify the time and manner of payment of the Account subject to such Election Agreement only in accordance with Section 6.3.

(d)    In the event a Participant fails to properly designate the time and manner of payment of his or her Account under Section 4.2(a) or Section 4.2(c) on the first Election Agreement, the Participant shall be deemed to have elected to receive his or her Account upon his or her Separation from Service (subject to Section 6.5) in a lump sum.

(e)    Once an Election Agreement becomes irrevocable with respect to the deferral of Director Fees, the Election Agreement may not be cancelled for the applicable Year of Service. An Election Agreement remains in effect until a subsequent Election Form is filed pursuant to which a Participant ceases the effectiveness of an Election Agreement with respect to Director Fees payable for services rendered in a subsequent Plan Year. Notwithstanding the foregoing, the Plan Administrator may, in its sole discretion, cancel a Participant's Election Agreement with respect to the deferral of Director Fees for a Plan Year as the result of a Participant's disability, as defined for purposes of Section 409A of the Code, or other hardship to the extent such cancellation does not result in an acceleration of a Participant's Account in violation of Section 409A of the Code.

(f)    Notwithstanding Section 4.2(a), for the Year of Service commencing with the 2017 shareholders meeting, an Election Agreement for Directors expected to be eligible on such date shall be made by April 21, 2017.

ARTICLE 5

ACCOUNTS

5.1    Participant Accounts. The Plan Administrator shall establish an Account in the name of each Participant. A Participant's Account shall be maintained by the Plan Administrator in accordance with the terms of this Plan until all of the Participant's Account has been distributed to a Participant or his or her Beneficiary in accordance with the terms of the Plan.

5.2    Investment Return. Each Account shall be deemed to bear an investment return on all existing amounts and future contributions as if the Account were invested in the manner elected by the Participant from a list of investment funds determined by the Company, from the date of crediting, and income and losses thereon, through the date of complete distribution of the Account. A Participant may change his or her investment election as of the dates specified by the Plan Administrator in accordance with the procedures specified by the Plan Administrator. If a Participant does not elect a form of investment on the Election Agreement, the Deferred Compensation will be invested in the default manner stated on the Election Agreement. The Company shall have no obligation to actually invest funds pursuant to a Participant's elections, and if the Company does invest funds, a Participant shall have no rights to any invested assets other than as a general unsecured creditor of the Company.

To the extent that Deferred Compensation represent Common Stock that was set by the Board pursuant to the Non-Employee Directors Stock Plan or the Equity Incentive Plan, such portion of the Deferred Compensation shall be credited to the Participant's Account in the form of Common Stock Units and the Participant cannot use an investment election to change the form of such portion of Deferred Compensation. Subject to limitations set by the Plan Administrator, a Participant can use an investment election to invest any other Deferred Compensation into Common Stock Units that will be credited to his or her Account and, when credited to such Common Stock Units, the Participant cannot use an investment election to change the form of such portion of Deferred Compensation. A Participant will not have any direct rights in any of the Common Stock Units credited to an Account.

Accounts credited with Common Stock Units shall also be credited with any dividends otherwise payable with respect to Common Stock.

"Common Stock Unit" means a unit available for award under the Plan which: (1) upon payout shall entitle the Participant to receive from the Company for each Common Stock Unit paid, a share of Common Stock, and (2) until settled or forfeited, if applicable, shall entitle the Participant's Account to be credited by the Company the equivalent of any cash dividend paid on Common Stock to which the Participant would have been entitled if, on the date of grant of such Common Stock Unit, the grantee of the Common Stock Unit had instead been granted a share of Common Stock.

5.3    Valuation of Accounts. The value of an Account as of any Valuation Date shall equal the value of the Participant's Account on the previous Valuation Date, plus the amounts credited to such Account, less any payments debited to such Account, plus the investment gain or loss deemed to be earned on such Account in accordance with Section 5.2, through the Valuation Date.

ARTICLE 6

DISTRIBUTIONS

6.1    When Distribution Begins. Pursuant to an Election Agreement or Subsequent Payment Election (as provided in Section 6.3), a Participant may designate that an Account be paid (or commence to be paid) on his or her Separation from Service or in a designated Plan Year in which falls an anniversary date that is the first through the tenth anniversary of such Separation from Service. The occurrence of such Separation from Service or the subsequent Plan Year in which there is a permitted anniversary date shall constitute the Commencement Date for such Account and such Account shall be paid in accordance with the process described in Section 6.5. The Commencement Date and the form of payment pursuant to Section 6.2 hereof selected on a Participant's first Election Agreement shall apply to all Deferred Compensation, unless a change is made pursuant to Section 6.3, which will also be effective for all Deferred Compensation.

6.2    Manner of Payment. A Participant's Account shall be distributed in a lump sum payment or annual installments, according to the Participant's Election Agreement applicable to such Account. The Participant may elect to have annual installment payments made over a 2 to 10 year payment period. If a Participant elects installment payments but no payment period on the first Election Agreement in effect, the annual installments will be made over ten years. Installment payments shall be calculated and recalculated annually by multiplying the balance credited to the Participant's Account (including any increase or decrease resulting from payment of benefits and investment return) as of the most recent Valuation Date by a fraction, the numerator of which is one and the denominator of which is the remaining number of payments to be made to the Participant.

6.3    Valid Election Agreement Changes. Notwithstanding anything provided in Sections 6.1 or 6.2, a Participant may elect in the manner determined by the Company (including, but not limited to, written form provided by the Plan Administrator or other electronic medium, or any combination thereof) to change the time or manner of payment of his or her Account (a "Subsequent Payment Election"). The Subsequent Payment Election shall become irrevocable upon receipt by the Plan Administrator and shall be made in accordance with the following rules:

(a)    The Subsequent Payment Election may not take effect until at least twelve (12) months after the date on which it is accepted by the Plan Administrator. The Subsequent Payment Election most recently accepted by the Plan Administrator and that satisfies the requirements of this Section 6.3 shall govern the payout of the Account.

(b)    A Participant may make no more than two Subsequent Payment Elections to change the manner of payment of his or her Account to a manner of payment otherwise permitted under the Plan . Except in the event of the death of the Participant, the payment of such Account will be delayed for a period of at least five (5) years after the first day of the month that the Account would otherwise have been paid under the Plan if such Subsequent Payment Election had not been made (or, in the case of installment payments, at least five (5) years from the first day of the month that the first installment payment was scheduled to be made).

(c)    A Participant may elect to change the time of payment of his or her Account to a time permitted under the Plan. Such Subsequent Payment Election must be filed with the Plan Administrator at least twelve (12) months prior to the first day of the month that the Account would otherwise have been paid under the Plan (or, in the case of installment payments, at least twelve (12) months from the first day of the month that the first installment payment was scheduled to be made). On such Subsequent Payment Election, the Participant must delay the payment date for a period of at least five (5) years after the first day of the month that the Account would otherwise have been paid under the Plan (or, in the case of installment payments, at least five (5) years from the first day of the month that the first installment payment was scheduled to be made).

(d)    The Plan Administrator shall disregard any Subsequent Payment Election by a Participant to the extent such election would result in an acceleration of the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.

6.4    Minimum Distribution. Subject to Section 6.5, if at the time of a Participant's Separation from Service or subsequent installment payment date, the balance credited to the Participant's Account as of the most recent Valuation Date is less than $10,000, then, notwithstanding any election made by the Participant on his or her Election Agreement, the Participant's Account shall be distributed in a lump sum payment.

6.5    Distribution Process.

(a)    Payments will commence to be paid: (a) either within the first 60 days of a Participant's Separation from Service but not after December 31 of such Plan Year or (b) during the first sixty days of a designated Plan Year in which falls an anniversary date that is the first through the tenth anniversary of such Separation from Service.

In the case of installment payments, all payments that follow the first payment will be paid on a date during the first 60 days of each subsequent Plan Year.

(b)    Notwithstanding Section 6.5(a), if a Participant's Account is payable as a result of the Participant's Separation from Service for any reason other than the Participant's death and such Participant is a "specified employee" within the meaning of Section 409A of the Code as of the date of his or her Separation from

Service (based on the methodology established by the Plan Administrator), such Account shall begin to be paid on the first day of the seventh month following the Participant's Separation from Service.

6.6    Death Benefits.

(a)    If a Participant dies prior to his or her Commencement Date with respect to any Account, the date of the Participant's death will be determined to be the Commencement Date with respect to such Account for distribution of benefits to the Participant's Beneficiary. The distribution will be made in the form elected by the Participant with respect to the Account and paid in accordance with the process outlined in Section 6.5(a). If the Participant dies after his or her Commencement Date, benefits will continue to be distributed from such Account to the Beneficiary in the same manner as distributions were being made to the Participant.

(b)    If a Participant is married at the time of his or her death, his or her surviving spouse will be his or her Beneficiary unless his or her spouse has consented in writing to the designation of another Beneficiary.

(c)    The Participant may change the Beneficiary Designation Form at any time by signing and submitting a new Beneficiary Designation Form to the Plan Administrator in the manner determined by the Company (including, but not limited to, written form, or other electronic medium using a third-party administrator, or any combination thereof); provided, however, that a married Participant may not change his or her Beneficiary without the written consent of his or her spouse.

(d)    If the Participant designates a trust as Beneficiary, the Plan Administrator shall determine the rights of the trustee without responsibility for determining the validity, existence or provisions of the trust. Further, neither the Plan Administrator nor the Company shall have responsibility for the application of sums paid to the trustee or for the discharge of the trust.

(e)    If no Beneficiary has been designated, distribution shall be made to the Participant's spouse, or if none, to his or her children in equal shares, or if none, to his or her parents in equal shares, or if none, to his or her estate.

6.7    Acceleration of Payment. To the extent permitted by Section 409A of the Code, the Plan Administrator may, in its sole discretion, accelerate the time or schedule of a payment under the Plan as provided in this Section. The provisions of this Section are intended to comply with the exception to accelerated payments under Treasury Regulation Section l .409A-3(j) and shall be interpreted and administered accordingly.

(a)    The Plan Administrator may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 4 l4(p)(l)(B) of the Code).

(b)    The Plan Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government. Additionally, the Plan Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule).

(c)    Subject to Section 6.5(b) hereof, the Plan Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan at any time the Plan fails to meet the requirements of Section 409A of the Code. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.

(d)    Subject to Section 6.5(b) hereof, the Plan Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan. The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the participant. Additionally, the Plan Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay any income tax at source on compensation as a result of such payment and to pay any additional income tax at source imposed under the Code attributable to such additional compensation and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.

(e)    Subject to Section 6.5(b) hereof, the Plan Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company (or any entity which would be considered to be a single employer with the Company under Section 4 l 4(b) or Section 414(c) of the Code) of an arm's length, bona fide dispute as to the Participant's right to the deferred amount.

(t)    Subject to Section 6.5(b) hereof, the Plan Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Section 7.7 hereof.

(g)    Subject to Section 6.5(b) hereof, a payment may be accelerated upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Except as otherwise specifically provided in this Plan, including but not limited to Section 4.2(e), this Section 6.7 and Section 7.7 hereof, the Plan Administrator may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.

6.8    Delay of Payments. To the extent permitted under Section 409A of the Code, the Plan Administrator may, in its sole discretion, delay payment under any of the following circumstances, provided that the Plan Administrator treats all payments to similarly situated Participants on a reasonably consistent basis:

(a)    A Payment may be delayed where the Plan Administrator reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Plan Administrator reasonably anticipates that the making of the payment will not cause such violation. For purposes of the preceding sentence, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(b)    A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

6.9    Actual Payment Date. To the extent permitted by Section 409A of the Code and if the Company (pursuant to the applicable plan administrator under the MRP) takes action in a similar manner pursuant to the MRP to delay payment in the event that it is not administratively possible pursuant to the equivalent provision of Article VI under the MRP to make payment on the date (or within the periods) specified or the making of the payment would jeopardize the ability of the Company (or any entity which would be considered to be a single employer with the Company under Section 4 l 4(b) or Section 414(c) of the Code) to continue as a going concern, then the Plan Administrator shall take the same action to delay payment under this Plan. Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A of the Code.

ARTICLE 7

ADMINISTRATION

7.1    Plan Administrator. The Compensation Committee, or its delegate or delegates shall have the sole responsibility for the administration of the Plan and is designated as Plan Administrator.

7.2    Appointment of Administrative Plan Administrator. The Compensation Committee may delegate its duties as Plan Administrator to a Benefit Plans Committee. The members of the Benefit Plans Committee shall be selected by the Company. If a Benefit Plans Committee is appointed, it shall be the Plan Administrator.

7.3    Powers of Plan Administrator. The Plan Administrator shall have the full and exclusive power, discretion and authority to administer the Plan. The determinations and decisions of the Plan Administrator are final and binding on all persons. The Plan Administrator's powers shall include but shall not be limited to, the power to:

(a)    Maintain records pertaining to the Plan.

(b)    Construe and interpret the terms and provisions of the Plan.

(c)    Establish procedures by which Participants may apply for benefits under the Plan and appeal a denial of benefits.

(d)    Determine the rights under the Plan of any Participant applying for or receiving benefits.

(e)    Administer the claims procedure provided in this Article.

(f)    Perform all acts necessary to meet the reporting and disclosure obligations imposed by the Employee Retirement Income Security Act of 1974 ("ERISA"), if applicable.

(g)    Delegate specific responsibilities for the operation and administration of the Plan to such employees or agents as it deems advisable and necessary.

In the exercise of its powers, the Plan Administrator shall be entitled to rely upon all tables, valuations, certificates and reports furnished by any accountant or consultant and upon opinions given by any legal counsel in each case duly selected by the Plan Administrator.

7.4    Limitation of Liability. The Plan Administrator, the Company, and its officers and Board shall not be liable for any act or omission relating to their duties under the Plan, unless such act or omission is attributable to their own willful misconduct or lack of good faith.

7.5    Claims Procedures.

(a)    All claims under the Plan shall be directed to the attention of the Plan Administrator. Any Participant or Beneficiary whose application for benefits or other claim under the Plan has been denied, in whole or in part, shall be given written notice of the denial by the Plan Administrator within sixty (60) days after the receipt of the claim. The notice shall explain that the Participant or Beneficiary may request a review of the denial and the procedure for requesting review. The notice shall describe any additional information necessary to perfect the Participant's or Beneficiary's claim and explain why such information is necessary. If a Participant or Beneficiary does not receive a written response to a claim within sixty (60) days after receipt of the claim by the Plan Administrator, the claim will be deemed to be denied.

(b)    A Participant or Beneficiary may make a written request to the Plan Administrator for a review of any denial of claims under this Plan. The request for review must be in writing and must be made within sixty (60) days after the mailing date of the notice of denial or the deemed denial. The request shall refer to the provisions of the Plan on which it is based and shall set forth the facts relied upon as justifying a reversal or modification of the determination being appealed.

(c)    A Participant or Beneficiary who requests a review of denial of claims in accordance with this claims procedure may examine pertinent documents and submit pertinent issues and comments in writing. A Participant or Beneficiary may have a duly authorized representative act on his or her behalf in exercising his or her right to request a review and any other rights granted by this claims procedure. The Plan Administrator shall provide a review of the decision denying the claim within sixty (60) days after receiving the written request for review. If a Participant or Beneficiary does not receive a written response to a request for a review within the foregoing time limit, such request will be deemed to be denied. A decision by the Plan Administrator for review shall be final and binding on all persons.

7.6    Withholding of Taxes. Subject to Section 6.7 hereof, to the extent required by the law in effect at the time payments are made, the Company may withhold or cause to be withheld from any amounts deferred or payable under the Plan all federal, state, local and other taxes as shall be legally required. The Company shall have the right in its sole discretion to (i) require a Participant to pay or provide for payment of the amount of any taxes that the Company may be required to withhold with respect to amounts that the Company credits to a Participant's Account or (ii) deduct from any amount of Director Fees payable to the Participant the amount of any taxes that the Company may be required to withhold with respect to amounts that the Company credits to a Participant's Account.

7.7    Distributions Upon Termination of Plan. In the event that the Plan is terminated, the amounts allocated to a Participant's Account shall be paid to the Participant or his or her Beneficiary on the dates on which the Participant or his or her Beneficiary would otherwise receive payments hereunder without regard to the termination of the Plan. Notwithstanding the preceding sentence, and subject to Section 6.5(b) hereof:

(a)    If the Company (pursuant to the applicable plan administrator under the MRP) takes action pursuant to Section 7.7(a), 7.7(b), or 7.7(c) of the MRP to terminate the MRP subject to the conditions therein, then the Plan Administrator shall take the same action with respect to this Plan.

(b)    Other Events. If the Company takes action pursuant to Section 7.7(d) [shown as a second Section 7.7(a)] of the MRP to terminate the Plan, then the Plan Administrator shall take the same action with respect to this Plan.

(c)    In addition to the other provisions of this Section 7.7, the Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant pursuant to the terms of and in the same manner as permitted by Section 7.7 of the MRP.

7.8    Compliance with Section 409A of the Code.

(a)    It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or his or her Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Plan Administrator shall not take any action that would be inconsistent with such intent.

(b)    Although the Plan Administrator shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, the Board, nor the Plan Administrator (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan.

(c)    Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S.

Department of Treasury or the Internal Revenue Service. For purposes of the Plan, the phrase "permitted by Section 409A of the Code," or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(l) of the Code.

ARTICLE 8

MISCELLANEOUS
8.1    Unfunded Plan.

(a)    The Plan shall be an unfunded plan maintained by the Company. The Company is not required to set aside, earmark or entrust any fund or money with which to pay its obligations under this Plan or to invest in any particular investment vehicle and may change investments of Company assets at any time.

(b)    All benefits under this Plan shall be paid by the Company from its general assets, which assets shall, at all times, remain subject to the claims of the Company's creditors. Neither Participants, their Beneficiaries nor their legal representatives shall have any right, other than the right of an unsecured general creditor, against the Company in respect of any portion of a Participant's Account and shall have no right, title or interest, legal or equitable, in or to any asset of the Company.

8.2    Spendthrift Provision. The Plan shall not in any manner be liable for or subject to the debts or liabilities of any Participant or Beneficiary. No benefit or interest under the Plan is subject to assignment, alienation, pledge or encumbrance, whether voluntary or involuntary, except as provided in Section 6.7(a) relating to qualified domestic relations orders. Any assignment, alienation, pledge or encumbrance of benefits shall be void and will not be recognized by the Company except to the extent required by law. With respect to a qualified domestic relations order, a separate Account shall be established for the alternate payee in accordance with such order, with such Account immediately distributed to the alternate payee.

8.3    Employment Rights. The existence of the Plan shall not grant a Participant any legal or equitable right to continue as a Director nor affect the right of the Company to discharge a Participant.

8.4    Amendment or Termination. Kelly Services, Inc. reserves the right to amend, terminate or freeze the Plan, in whole or in part, at any time by action of its Board, and the Committee reserves the right to amend or modify the Plan with respect to administrative matters at any time without prior notice by action of the Committee. Moreover, the Committee may amend the Plan at any time in its sole discretion to ensure that the Plan complies with the requirements of Section 409A of the Code or other applicable law; provided, however, that such amendments, in the aggregate, may not materially increase the benefit costs of the Plan. In no event shall any such action by the Board or Committee adversely affect any Participant or Beneficiary who has an Account, or result in any change in the timing or manner of payment of the amount of any Account (except as otherwise permitted under the Plan), without the consent of the Participant or Beneficiary, unless the Board or the Committee, as the case may be, determines in good faith that such action is necessary to ensure compliance with Section 409A of the Code. To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, modify the rules applicable to Election Agreements and Subsequent Payment Elections to the extent necessary to satisfy the requirements of the Uniformed Service Employment and Reemployment Rights Act of 1994, as amended, 38 U.S.C. 4301-4334.

8.5    No Fiduciary Relationship Created. Nothing contained in this Plan, and no action taken pursuant to the provisions of this Plan, shall create or be deemed to create a fiduciary relationship between the Company or Plan Administrator and any Participant, Beneficiary or any other person.

8.6    Obligations to Employer. If a Participant becomes entitled to a distribution under the Plan and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company that has been presented to the Plan Administrator within twelve (12) months after the Participant's Separation from Service, then, subject to the requirements of Section 409A of the Code (including the delay of payments required under Section 6.5(b)), the Plan Administrator may offset such amount owed to it against the amount otherwise distributable.

8.7    Receipt of Release. Any payment to any Participant or Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Company and any of their officers, directors, shareholders, employees or agents. The Plan Administrator may require a Participant or Beneficiary, as a condition precedent to a payment from the Plan, to execute a release. The Plan Administrator shall provide such release within 10 days after the Commencement Date and the Participant must return such release to the Plan Administrator within 50 days after the Commencement Date.

8.8    No Warranty or Representation. The Company makes no warranty or representation regarding the effect of deferrals made or benefits paid under this Plan for federal, state or local tax purposes.

8.9    Construction. Wherever the context of the Plan dictates, words used in the plural shall be read as the singular and the singular as the plural.

8.10    Governing Law. The provisions of the Plan shall be governed by the laws of the State of Michigan.

8.11    Counterparts. This Plan may be signed in any one or more counterparts each of which together shall constitute one instrument.

8.12    Expenses. Subject to Section 409A of the Code (including the delay of payments required under Section 6.5(b)), the Company may elect to debit a Participant's Account for the expenses of administration of the Plan, including the expenses of the Plan Administrator and the fees of any trustee.

IN WITNESS WHEREOF, the Company has amended and restated this Plan on this 7th day of August, 2017.

KELLY SERVICES, INC.

/s/ James Polehna
By: James Polehna, Corporate Secretary

4813-8632-3789 .7